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                                                                      Exhibit 99


News Media Contact:  Edmund B. Pettiss, Jr.
610-701-5094
pettisse@mail.rfweston.com                              FOR IMMEDIATE RELEASE

        ROY F. WESTON, INC. AGREES TO "GOING-PRIVATE" MERGER TRANSACTION

         WEST CHESTER, PA - March 12, 2001 - Roy F. Weston, Inc. (NASDAQ:WSTNA) and affiliates of American Capital Strategies, Ltd. (NASDAQ:ACAS) have entered into a definitive merger agreement under which WESTON would be acquired for cash consideration of $5.02 per share for each of WESTON's publicly traded Series A common shares and $5.38 per share for each of WESTON's privately held common shares. The total purchase price for the shares is approximately $51 million. After the merger, WESTON will continue to operate from its headquarters in West Chester, Pennsylvania.

         In the merger transaction, WESTON will become a wholly owned subsidiary of a holding company owned by American Capital Strategies and by senior managers of WESTON. Those senior managers, led by William L. Robertson, Chief Executive Officer, will remain in place following the merger. In the five years following the merger, a broad-based employee stock ownership plan will receive contributions of shares in the holding company that will constitute approximately 40% of the holding company's equity. Commenting on the merger, Mr. Robertson said: "After careful consideration of WESTON's strategic alternatives over more than a year, the Board of Directors of WESTON has reached an agreement that it believes is in the best interests of WESTON's shareholders, employees and clients. We are particularly delighted that through our retirement plan, our employees will have a significant ownership stake in our business. We are convinced that a privately-owned WESTON, in which employees have substantial ownership, has the best potential for long-term success in the marketplace, better aligning employees' and executives' personal interests with the interests of the corporation and its clients."

         The WESTON Board of Directors, based in part on the unanimous recommendation of a Special Committee of the Board of Directors, has approved the merger agreement. The Board has also called a special meeting of shareholders to be held on May 29, 2001 to approve the merger. The merger will be presented for approval by the holders of WESTON's non-publicly traded common shares and publicly traded Series A common shares, voting separately. Certain members of the Weston family, who control substantially more than a majority of the voting power of all outstanding WESTON non-publicly traded common shares, have agreed to vote their shares in favor of the merger.

         The merger, which is also subject to customary closing conditions, is expected to close by the end of the second quarter. The acquiring entities have received financing commitments for the transaction from Bank of America, Fleet Capital and American Capital Strategies, subject to customary conditions.

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         WESTON provides services through a network of 60 offices throughout the
United States. An industry pioneer since 1957, WESTON provides infrastructure redevelopment services worldwide. With an emphasis on creating lasting economic solutions for its clients, the company's services include site remediation, infrastructure operations and knowledge management to bring impaired facilities, land, water and resources back to productive use.

         American Capital is a publicly traded buyout and mezzanine fund. American Capital is an equity partner in management and employee buyouts; invests in debt and equity of companies led by private equity firms, and provides capital directly to private and small public companies. American Capital funds growth, acquisitions and recapitalizations.


Statements in this release which discuss any aspect of a potential merger transaction involving WESTON and American Capital Strategies (and affiliates of American Capital Strategies) are forward looking statements. These forward looking statements are subject to a variety of risks and uncertainties, including but not limited to the ability of American Capital Strategies to secure the necessary financing to complete such a transaction; satisfaction of various closing conditions in the definitive agreement; and the outcome of the WESTON shareholder vote on such a transaction. WESTON expresses no opinion on the likelihood that such a transaction will occur. Other risks and uncertainties concerning WESTON's performance are discussed under the heading "Forward Looking Statements" in WESTON's Third Quarter 2000 Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2000, and in WESTON's previous SEC filings. WESTON disclaims any intent or obligation to update forward looking statements.

Investors and security holders of WESTON are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information about the proposed merger. Such proxy statement will be filed with the SEC by WESTON. Investors and security holders may obtain a free copy of such proxy statement, and any other documents filed by WESTON with the SEC, at the SEC's Web site at www.sec.gov. Such proxy statement and other documents can also be obtained for free from WESTON.

WESTON and its executive officers and directors may be deemed to be participants in the solicitation of proxies from WESTON's shareholders with respect to the proposed merger. INFORMATION ABOUT ANY INTERESTS THAT WESTON'S DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE IN THE TRANSACTION WILL BE SET FORTH IN THE PROXY STATEMENT REGARDING THE PROPOSED MERGER.

American Capital Strategies and its executive officers and directors may be deemed to be participants in any solicitation of proxies from WESTON's shareholders with respect to the proposed merger. INFORMATION ABOUT ANY INTERESTS THAT THE DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN CAPITAL STRATEGIES MAY HAVE IN THE TRANSACTION WILL BE SET FORTH IN THE PROXY STATEMENT REGARDING THE PROPOSED MERGER.